Exhibit 99.1

Enertopia Atmospheric Water Generator Pending Patent Filed

Kelowna, British Columbia, August 17th, 2022 - Enertopia Corporation ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is pleased to announce the filing of their third non provisional pending patent this year, WATER PRODUCING SYSTEM FOR A LIQUID TRANSFER MAT.

Using the understanding of psychometrics and the physical state of moisture naturally occurring in the atmosphere, Enertopia has developed a method to extract moisture by lowering the temperature in their Heat Extractor™ system to below the dew point of ambient air.  Water will form on the outside surfaces and drop to a catch basin for water retention and collection.

This technology could be coupled to large solar arrays where efficient PV power will be produced by day and water produced by night and seasonally during the day. Enertopia believes that this approach will significantly increase the ROI of any power project where water shortages exist. Water production costs are projected to be less than that of desalination or reverse osmosis both in first cost and on a per gallon basis. Arid coastal and seasonally monsoonal areas are particularly favorable.

Worldwide Potential

The table below uses the data from four locations. Tonopah, NV which is the location of our West Tonopah Lithium project, is where the data for the first row of column 1 is generated.  We were able to show at maximum production the ability to extract 5,466 gallons of water per hour/MW of solar array.  The varying factors in the data are; humidity levels, ambient air temperature, dew point.  Column 2 shows the average water extraction per hour/MW of solar array.

The raw data (humidity levels, air temperature, & dew point) used for each location in the table can be found below in the notes.

LOCATION	Max Production per one MW PV gallons of water per hour[1,2,4]	Average Production per one MW PV gallons of water per hour[3,4]
TONOPAH, NV	5,466	1,622
CENTRAL VALLEY, CA	5,288	2,799
ABU DHABI, UAE	10,376	5,688
ANTOFAGASTA, CHILE	5,355	4,221

Note:

1) Tonopah based on 3AM local time air temperature 59F, dew point 54F and humidity 83%.  Central Valley based on 3AM local time air temperature 65F, dew point 60F and humidity 82%.  Abu Dhabi based on 3AM local time air temperature 91F, dew point 86F and humidity 84%.  Antofagasta based on 3AM local time air temperature 64F, dew point 59F and humidity 83%.

2) Estimated net water production per panel 2.46 gal per hour Tonopah, 2.38 gal per hour Central Valley, 4.67 gal per hour Abu Dhabi and 2.41 gal per hour Antofagasta.

3) Based on yearly average 3 AM air temperatures, dew points and humidity levels for and water production per panel from each location mentioned above.

4) PV panel size used 80"x 40" 2,222 panels = 1 MW PV, wind speed assumed 4 mph.

"Enertopia has made great strides forward in the last year by continuing to develop our Nevada lithium property, expanding into Green Technology has resulted in several opportunities that we continue to investigate in improving mining and society at the same time." Stated CEO Robert McAllister

Conclusion:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020s while offering the United States a secure domestic supply of battery grade Lithium products. We are also excited to see and witness the convergence of several technologies that are changing the very way we produce and consume electrical energy amidst the growing opportunities for a better world.

About Enertopia:

Defines Itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. There can be no assurance that the non-provisional pending patents applications will become patents. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release